Exhibit 99.1

AWBC – 2008 Q3 Earnings

October 31, 2008

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES MANAGEMENT APPOINTMENTS,

STRATEGIC ORGANIZATIONAL CHANGES, PERFORMANCE IMPROVEMENT INITIATIVES

AND THIRD QUARTER 2008 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC, “Company”) today announced that its board of directors has completed a comprehensive review of the Company’s operations that was initiated during the third quarter of 2008. In connection with completion of this review, the Company has appointed key executive management personnel to ensure the prompt and successful implementation of a more streamlined business model, improved capital ratios and a reduction in the level of non-performing assets. AmericanWest Bank also announces that it will participate in the FDIC’s program to insure all non-interest bearing deposits without passing any related costs to customers.

Executive Management Appointments

The Company’s board of directors has received regulatory approval for the appointment of Patrick J. Rusnak as permanent President and Chief Executive Officer. Mr. Rusnak joined AmericanWest in September 2006 as Executive Vice President and Chief Operating Officer, and has served as interim President and Chief Executive Officer since July 2008. Mr. Rusnak has over 20 years of banking experience, including serving in executive management roles at Western Sierra Bancorp, Umpqua Holdings Corporation and Humboldt Bancorp.

“We believe Pat Rusnak is uniquely qualified to provide the leadership necessary to improve operating performance,” remarked Craig D. Eerkes, Chairman of the Board. “He has the clarity of vision, ability to make tough decisions and resourceful approach to leadership necessary to resolve the challenges currently facing our company. These qualities, combined with Pat’s firsthand knowledge of our bank’s strengths and weaknesses, give us confidence that our bank’s streamlined business model will be implemented quickly and successfully.”

In addition, the Company has hired Brad L. Smith as Executive Vice President and Chief Banking Officer for its Washington and Idaho markets. Mr. Smith, who relocated to the Spokane area in 2007, has 35 years of commercial banking experience, including serving as President and Chief Executive Officer of two community banks located in California from 1985 to 2004.

“Brad brings a wealth of community banking experience to AmericanWest Bank, including dealing effectively with customers and employees in difficult economic operating environments,” remarked Rusnak. “As Chief Banking Officer for our principal market area charged with implementing our new delivery model, Brad’s prior experience as a business lender, credit administrator, branch administrator and bank president will be invaluable.”

AWBC – 2008 Q3 Earnings

October 31, 2008

The Board of Directors has also appointed Nicole Sherman to the position of Executive Vice President and Chief Banking Officer for its Utah markets. Ms. Sherman joined AmericanWest in December 2005 as Director of Retail Banking. Prior to joining the Company, Ms. Sherman held a variety of management positions for Zions Bank in the Salt Lake City area. Her prior experience in the Utah market combined with her banking knowledge and expertise provides the leadership required in this important market.

“Nicole knows our company and she knows the Utah market,” Rusnak commented. “Our Utah franchise is large and unique enough that it merits the full-time focus of a dedicated executive officer. We are confident that Nicole’s experience and leadership abilities will help ensure that our new business plan is successfully implemented in that important part of our franchise.”

Organizational Changes

The executive management team presented and received approval for its revised business plan from the Board of Directors at a series of September meetings. The plan includes a revised organizational structure that strengthens risk management and streamlines the Company’s overall management structure. The central focus of the Company’s revised business model is the consolidation of its retail banking, commercial banking and private banking delivery channels into a single channel focused on community banking.

The implementation of this revised business model is being launched today, with the internal announcement of the above-referenced executive management changes, under which the Company’s banking operations report to a single executive in each of its two principal markets.

“Current economic conditions required us to undertake a complete reevaluation of the previous delivery model with an eye to improving customer satisfaction and streamlining staffing levels to generate improved financial performance,” said Rusnak. “We are returning to a tried-and-true approach to community banking, with empowered local managers who are focused on business banking. We are confident this model will provide customers with the same, if not greater, level of superior service they are accustomed to. We have worked hard to ensure a seamless transition.”

The Company expects this streamlined business model will result in annualized pre-tax non-interest expense savings of approximately $4.9 million upon completion of the implementation, which is expected by year-end 2008. A pre-tax charge to cover employee severance related expense of approximately $670 thousand is expected to be recognized, a majority of which will be during the fourth quarter of 2008.

Performance Improvement Initiatives

During the third quarter of 2008, management completed a review of the Company’s 64 financial centers and identified six that did not currently meet, and were not likely to meet in the future, targeted performance levels, or that were in such close proximity to other centers that the two could easily be combined and maintain service levels. As a result of this review, the Company has initiated the process to formally close the following financial centers: Edison, Latah, Oakesdale, Qualchan, St. Maries (in-store) and West Plains. All customer accounts currently domiciled in these financial centers will be automatically transferred to nearby AmericanWest financial centers.

AWBC – 2008 Q3 Earnings

October 31, 2008

“Like the decision to streamline our business model, the decision to consolidate financial centers was the subject of careful consideration and review,” commented Rusnak.

The closure of financial centers is subject to statutory notice periods and, accordingly, management expects the consolidations will be completed during the first quarter of 2009. The Company expects these consolidations will result in initial annualized pre-tax expense savings of approximately $650 thousand, with an additional $350 thousand of annual savings realized upon the disposition of related facilities. During the fourth quarter of 2008, the Company anticipates recording approximately $80 thousand of pre-tax employee related severance costs associated with these closures. In addition, the Company has consolidated office space in its headquarters building and entered into a sublease effective October 1, 2008 that will reduce annual premises expense by approximately $200 thousand.

The Company will be working closely with local community leaders to ensure that any adverse impacts of the closures are minimized and will evaluate the feasibility of providing financial incentives for the bank facilities to be utilized under economic redevelopment initiatives.

Third Quarter 2008 Financial Results

The Company’s third quarter 2008 financial results included the following:

•	Net interest margin (tax-equivalent) of 3.89%.

•	Over $300 million of new loans processed year to date.

•	Participation in FDIC program to insure all non-interest bearing deposits.

•	Substantially improved liquidity – consumer time deposits increased $85 million.

•	Service charge revenue up 12% over the prior year.

•	Mortgage banking revenue up 13% over the prior year.

•	Prior expense control initiatives reflected in flat non-interest expense for Q3 2008 as compared to prior year, excluding the goodwill impairment charge.

•	Provision for loan losses of $27.7 million, or 6.23% of average loans (annualized).

•	Net charge-offs of $22.8 million, or 5.15% of average loans (annualized).

•	Allowance for credit losses to total loan ratio increase of 32 basis points to 2.18% over June 30, 2008.

•	Increase in the level of non-performing assets to 4.46% of total assets.

•	Goodwill impairment charge of $82 million, or $4.76 per share.

For the quarter ended September 30, 2008, the Company is reporting a net loss of $96.9 million, or $5.63 per share, as compared with a net loss of $6.2 million, or $0.36 per share for the second quarter of 2008 and net income of $5.3 million or $0.31 per share for the same period in 2007. For the nine months ended September 30, 2008, the Company is reporting a net loss of $134.7 million, or $7.82 per share, as compared with net income of $12.1 million, or $0.79 per share for the same period of the prior year.

Included in the third quarter 2008 results is a non-cash goodwill impairment charge of $82 million, or $4.76 per share; a similar charge of $27 million, or $1.57 per share was recognized in the first quarter of 2008. These non-cash impairment charges had no impact on the Company’s regulatory capital or liquidity position. Excluding the impact of this charge, which is a non-GAAP presentation, the third quarter net loss totaled $14.9 million, or $0.87 per share and the nine months ended September 30, 2008 net loss totaled $25.7 million, or $1.49 per diluted share.

AWBC – 2008 Q3 Earnings

October 31, 2008

Capital:

AmericanWest Bank’s capital ratios as of September 30, 2008 exceeded the threshold for “well-capitalized” status on two of the three regulatory capital ratios, as reflected in the table below. With respect to the third regulatory capital ratio, as of September 30, 2008, the Company and AmericanWest Bank were “adequately capitalized” by regulatory standards. As of September 30, 2008, the capital shortfall to qualify as “well capitalized” for AWB was $13.8 million. Total shareholders’ equity at September 30, 2008 was $146.8 million and total tangible shareholders’ equity was $113.6 million, or $6.60 per share. At June 30, 2008, total shareholder’s equity was $243.8 million and total tangible shareholders’ equity was $127.7 million, or $7.42 per share. The Company’s tangible equity ratio as of September 30, 2008, was 5.80%.

	Actual		Adequately Capitalized		Well Capitalized
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2008:
Total capital to risk weighted assets:
AWBC	$177,948	9.30%	$153,010	8.00%	N/A	N/A
AWB	177,179	9.28%	152,810	8.00%	$191,012	10.00%
Tier I capital to risk weighted assets:
AWBC	153,872	8.05%	76,505	4.00%	N/A	N/A
AWB	153,134	8.02%	76,405	4.00%	114,607	6.00%
Leverage capital, Tier I capital to average assets:
AWBC	153,872	7.50%	82,089	4.00%	N/A	N/A
AWB	153,134	7.47%	81,998	4.00%	102,498	5.00%

The Company is continuing to evaluate alternatives for improving capital levels through raising new capital and reducing assets including the sale of financial centers with related loans and deposits. With respect to the latter, during September the process of marketing an initial cluster of financial centers (including approximately $170 million of performing loans and deposits) was initiated by the Company.

“The continued turmoil in the capital markets has made the process of raising new capital a challenge,” remarked Rusnak. “Although discussions with several new institutional investors have been ongoing, we believe that reducing our asset base through financial center sales is much less dilutive to our current shareholders.”

On October 14, 2008, the United States Department of the Treasury (“Treasury”) announced that it will utilize a portion of the Emergency Economic Stabilization Act of 2008 funding to directly purchase up to $250 billion of preferred stock in banks. Management and the board of directors have evaluated the proposed terms of this capital purchase program and determined it would be in the Company’s best interests to apply for the maximum amount available under program, or approximately $57 million. The Treasury will determine the eligibility of the Company and allocation of available capital, if any, in consultation with the Federal Deposit Insurance Corporation, which serves as the primary federal regulator of AmericanWest Bank.

AWBC – 2008 Q3 Earnings

October 31, 2008

In accordance with the provisions of the related indentures, the Company has notified the trustees of its four trust preferred securities issuances that the payment of dividends will be deferred until further notice. This action will result in approximately $700 thousand of additional liquidity and capital being retained at the subsidiary bank level each quarter. The Company has the right to defer distributions for up to 20 consecutive quarters, although it will continue to accrue the cost of the preferred dividends at the normal interest rate on a compounded basis until such time as the deferred arrearage has been paid current.

Net Interest Margin:

The tax-equivalent net interest margin for the third quarter of 2008 was 3.89% as compared to 4.19% in the second quarter of 2008 and 5.22% for the similar period of the prior year. The decrease from the prior quarter is due to a decline in the yield on earning assets of 33 basis points, offset by a 7 basis point reduction in the cost of interest bearing liabilities.

The loan yield for the third quarter was reduced by approximately 23 basis points due to the reversal of previously accrued interest income and foregone interest for loans placed on non-accrual status during the third quarter. The loan yield for the third quarter of 2008 was reduced by 43 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest, as compared to 22 basis points for the second quarter of 2008.

The tax equivalent net interest margin for the nine months ended September 30, 2008 was 4.23% as compared to 5.13% for the similar period of the prior year. The decrease from the prior year is due to a decline in the yield on earning assets of 149 basis points, partially offset by an 85 basis point reduction in the cost of interest bearing liabilities. These reductions are principally due to lower short-term market interest rates.

The average yield on loans for the third quarter of 2008 was 6.34%, a decrease of 35 basis points from the prior quarter and 211 basis points from the third quarter of 2007. The decrease in the average yield on loans from the prior quarter was mainly attributable to the non-accrual loans discussed above. The average yield on loans for the nine months ended September 30, 2008 was 6.81% as compared to 8.35% in the prior year. This decrease is due mainly to the average prime rate for the nine months ended September 30, 2008 of 5.44% as compared to 8.23% for the similar period of the prior year.

The average cost of interest bearing deposits for the third quarter of 2008 was 2.70%, a decrease of 3 basis points from the second quarter of 2008 and 94 basis points from the same period in 2007. The cost of borrowed funds, including FHLB advances and subordinated debt, was 4.05% for the third quarter of 2008, a decrease of 27 basis points from the second quarter of 2008, and 185 basis points from the same period in 2007. The average cost of interest bearing liabilities for the nine months ended September 30, 2008 was 3.08% as compared to 3.93% for the same period of the prior year. The average cost of interest bearing deposits has not declined as rapidly as the yield on earning assets as a result of increased competition for deposits.

Loans:

The Company continues to provide credit to customers in its local markets with over $300 million of new loans during the first nine months of 2008 replacing maturing and paid credits. “We are open for business.” Rusnak remarked. “While we are dedicating appropriate time and resources to deal with problem credits, we remain committed to serving the banking needs of our customers and communities. We are squarely focused on providing quality service and products to our existing customers, and on seeking new quality lending opportunities.”

AWBC – 2008 Q3 Earnings

October 31, 2008

Total outstanding loans as of September 30, 2008 were $1.72 billion, reflecting a net decrease of $45 million during the quarter and essentially unchanged from the prior year. This reduction was principally driven by a $66 million decrease in construction and development loans outstanding, inclusive of $22.4 million in charge-offs, offset by growth in the commercial real estate ($25 million) and residential real estate ($17 million) categories. Total average loans outstanding for the third quarter of 2008 decreased by $27 million from the previous quarter.

Asset Quality:

“Although we have been working aggressively to identify problem loans, initiate workout or liquidation and recognize losses for the past four quarters, the recent management changes have provided an opportunity to take an even more discerning look at some segments of the portfolio,” commented Rusnak. “Since late July, we have expanded our special assets group, strengthened our credit administration area and significantly expanded the scope of our quarterly independent loan review. The recognition of nearly $57 million in loan loss provision this year has adversely impacted capital levels, but we believe it also puts the bulk of the losses for this cycle behind us,” Rusnak added.

Total non-performing assets, net of government guarantees on loans, were 4.46% of total assets at September 30, 2008, as compared to 3.44% of total assets at June 30, 2008 and 1.90% of total assets at December 31, 2007. Foreclosed assets at September 30, 2008 totaled $7.4 million and consisted of 15 properties, as compared to $3.0 million as of June 30, 2008 and ten properties. During the third quarter of 2008, foreclosed properties with an aggregate net carrying value of $4.3 million were sold, resulting in a net pre-tax gain of $141 thousand. Non-performing loans, net of government guaranteed amounts, represented 4.72% of total loans at September 30, 2008 as compared to 3.94% of total loans at June 30, 2008, and 2.21% at December 31, 2007.

At September 30, 2008, the Company had approximately $65.7 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 3.81% of total outstanding loans. At June 30, 2008, potential problem loans represented 1.87% of total outstanding loans. This increase is principally the result of internal credit classification downgrades of a $15.7 million land development loan and a $9.0 million owner-occupied commercial real estate loan.

The Company recognized a provision for loan losses of $27.7 million or 6.23% of average loans on an annualized basis, for the quarter ended September 30, 2008, as compared to $16.4 million, or 3.68% of average loans on an annualized basis, for the quarter ended June 30, 2008. For the quarter ended September 30, 2007, the Company recognized a provision for loan losses of $1.2 million or 0.29% of average loans on an annualized basis. For the quarter ended September 30, 2008, net charge-offs were $22.8 million, or 5.15% of average loans annualized, as compared to $11.7 million, or 2.63% of average loans annualized for the second quarter of 2008 and $2.0 million, or 0.47%, for the third quarter of 2007.

AWBC – 2008 Q3 Earnings

October 31, 2008

For the nine months ended September 30, 2008, the Company recognized a provision for loan losses of $56.9 million, or 4.27% of average loans annualized, as compared to $2.7 million, or 0.24% of average loans annualized, for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, net charge-offs were $45.5 million, or 3.42% of average loans annualized, as compared to $4.4 million, or 0.38% of average loans annualized, for the nine months ended September 30, 2007.

It is the Company’s policy to charge-off rather than reserve for specific loan impairments. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $37.5 million or 2.18% of total loans, an increase of 32 basis points over June 30, 2008 and 67 basis points over December 31, 2007. The allowance for credit losses represented 46.13% of total non-performing loans (net of government guarantees) as of September 30, 2008 as compared to 47.31% at June 30, 2008.

Deposits and Liquidity:

Total average deposits for the third quarter of 2008 were $1.58 billion, which is substantially unchanged from the prior quarter. Total deposits as of September 30, 2008 were $1.59 billion, a decrease of $23 million, or 1.4%, from the prior quarter end and up $56 million, or 3.7%, over December 31, 2007. Total average demand deposits for the third quarter of 2008 were $317 million, a reduction of $7 million, or 2%, from the second quarter of 2008. The average balance of certificates of deposit increased $46 million principally due to the increase of $85 million of retail certificates. This growth was offset by reductions in average savings/money market deposits of $53 million.

Total brokered certificates of deposit were reduced by $86 million, or 36%, during the third quarter of 2008. The reduction in brokered certificates of deposit was principally replaced with retail certificates of deposit with maturities ranging from five months to one year. Of the $155 million of brokered certificates of deposit outstanding at September 30, 2008, $103 million have contractual maturities prior to December 31, 2008. The Company has withdrawn its request for a regulatory waiver to issue brokered certificates of deposit and expects to continue replacing maturing brokered certificates with retail certificates and cash flows obtained through reductions in outstanding loans.

Total FHLB and other borrowings at September 30, 2008 were $193 million as compared to $191 million at June 30, 2008 and $245 million at December 31, 2007. The decrease from year-end 2007 was principally due to the replacement of matured borrowings with certificates of deposit.

As of September 30, 2008, AmericanWest Bank had total available secured borrowing capacity of approximately $187 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of September 30, 2008, AmericanWest Bank had no borrowings at the Fed Discount Window and had available credit of approximately $96 million.

“Our improved liquidity is a direct result of the efforts of our front-line staff and continued confidence of our loyal customers,” remarked Rusnak. “We are very pleased with our staff’s performance given the constant barrage of negative media attention focused on the banking industry.”

Non-interest Income:

Non-interest income was $5.3 million for the quarter ended September 30, 2008 as compared to $5.1 million for the quarter ended June 30, 2008 and $4.5 million for the same period of the prior year. The increase over the prior quarter is mainly due to other non-interest income which increased $306 thousand or 31% from the second

AWBC – 2008 Q3 Earnings

October 31, 2008

quarter. This increase was due to net gains on sales of foreclosed real estate of $263 thousand and net gains on sales of fixed assets of $125 thousand. These were slightly offset by a decline in gains on loan sales of $64 thousand. Fees and service charges on deposits increased $52 thousand as compared to the prior quarter related to debit card fees and overdraft fees. The fees on mortgage loan sales have declined $195 thousand as compared to the prior quarter due to a slowing of production.

Non-interest income for the nine months ended September 30, 2008 was $14.6 million as compared to $11.5 million for the same period of the prior year. Fees and service charges increased $1.8 million, or 28%, over the prior year, principally due to higher deposit service charges and debit card fee income. Fees on mortgage loan sales have increased $897 thousand and other non-interest income has increased $331 thousand as compared to the prior year.

Non-interest Expense:

Non-interest expense for the three months ended September 30, 2008, excluding the goodwill impairment charge of $82.0 million (which is a non-GAAP presentation) totaled $19.3 million. This compares to $19.2 million for the second quarter of 2008 and $18.8 million for the same quarter of the prior year. The increase in total non-interest expense, excluding goodwill impairment, as compared to the prior quarter is principally due to costs associated with capital raising initiatives during the third quarter and consulting fees associated with the goodwill impairment valuation and strategic initiatives. These costs are included in other non-interest expense and are partially offset by a reduction in salaries and employee benefits of $240 thousand. Total non-interest expense for the third quarter of 2008, exclusive of the goodwill impairment charge, increased $493 thousand over the same period in 2007. This increase is principally attributable to professional fees associated with the Company’s ongoing efforts to raise additional capital, resolve problem loans and higher FDIC deposit insurance premiums.

For the nine months ended September 30, 2008, non-interest expense, excluding the goodwill impairment charges, was $57.3 million as compared to $51.8 million in the prior year. This variance is principally attributed to the fact that the prior year period did not include the operating expenses of Far West Bancorporation prior to the date of the merger. The other non-interest expenses increased $2.6 million related mainly to professional fees associated with capital raising initiatives, costs associated with problem loan workouts and collateral liquidations, and FDIC assessment increases due to the one-time credit being fully utilized during the first quarter of 2008. The equipment and occupancy expenses increased $2.6 million due to facilities placed into service and the acquired facilities through the Far West Bancorporation merger.

The efficiency ratio, excluding the goodwill impairment charge, was 79.1% for the quarter ended September 30, 2008 as compared to 74.6% for the quarter ended June 30, 2008. The efficiency ratio, excluding the goodwill impairment charges, was 74.5% for the nine months ended September 30, 2008 as compared to 67.8% for the same period of the prior year. The increase in the efficiency ratio level from the prior quarter is related mainly to the decrease in net interest income.

Goodwill Impairment:

Market conditions and stock prices are key factors in determining the value of goodwill on any financial institution’s balance sheet. During the third quarter, the Company engaged an independent valuation firm to undertake a comprehensive analysis given market conditions. The independent firm concluded that market

AWBC – 2008 Q3 Earnings

October 31, 2008

conditions create an impairment of goodwill that is reflected by a non-cash charge of $82 million. This amount is in addition to the $27 million charge reflected in the first quarter results. These non-cash goodwill impairment charges had no impact on the Company’s regulatory capital or the Bank’s liquidity position.

Income Taxes:

The effective tax benefit rate, excluding the goodwill impairment charge (which is not deductible under IRS rules), for the nine months ended September 30, 2008 was 37.0% as compared to 33.9% in the prior year. The tax benefit rate for the three months ended September 30, 2008, excluding the goodwill impairment charge, was 37.0%, as compared to a benefit rate of 43.6% for the second quarter of 2008 and an effective tax rate of 32.4% for the similar quarter of the prior year. The tax benefit rate is an approximation of management’s estimate of the tax rate for the remainder of the year.

Earnings Conference Call:

The third quarter earnings conference call will be held Friday, October 31, 2008 at 10:00 a.m. PDT (1:00 p.m. EDT). Management will discuss the third quarter 2008 operating results and provide an update on recent initiatives. Shareholders, analysts and other interested parties are invited to join the call. The call may be accessed via telephone at (800) 860-2442 (no pass code is required) or webcast at www.awbank.net/IR.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 64 financial centers and two loan production offices located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

The press release contains certain non-GAAP measures related to eliminating the effects of goodwill impairment on certain amounts and ratios presented herein. Management believes these measures are meaningful as they provide a comparable basis to other periods presented.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, and include forward-looking statements regarding: the success of the new business model; the performance of the loan portfolio; cost savings and expenses from organizational changes and planned branch closures; capital raising initiatives; and branch divestitures. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income (Loss):

	For the three months ended:
	9/30/2008	6/30/2008	9/30/2007
INTEREST INCOME
Interest and fees on loans	$28,149	$29,784	$36,378
Interest on securities	805	862	814
Other interest income	104	93	159

TOTAL INTEREST INCOME	29,058	30,739	37,351

INTEREST EXPENSE
Interest on deposits	8,562	8,630	11,054
Interest on borrowings	2,469	2,591	2,807

TOTAL INTEREST EXPENSE	11,031	11,221	13,861

NET INTEREST INCOME	18,027	19,518	23,490
Loan loss provision	27,650	16,400	1,231

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	(9,623)	3,118	22,259

NON-INTEREST INCOME
Fees and service charges on deposits	2,899	2,847	2,588
Fees on mortgage loan sales	1,063	1,258	940
Other	1,306	1,000	922

TOTAL NON-INTEREST INCOME	5,268	5,105	4,450

NON-INTEREST EXPENSE
Salaries and employee benefits	9,906	10,146	11,007
Equipment expense	2,035	2,139	1,699
Occupancy expense, net	1,822	1,765	1,490
Impairment of goodwill	82,000	—	—
Amortization of intangible assets	864	863	1,063
State business and occupation tax	266	304	335
Foreclosed real estate and other foreclosed assets expense	70	233	45
Other	4,325	3,791	3,156

TOTAL NON-INTEREST EXPENSE	101,288	19,241	18,795

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(105,643)	(11,018)	7,914
PROVISION (BENEFIT) FOR INCOME TAX	(8,748)	(4,806)	2,565

NET INCOME (LOSS)	$(96,895)	$(6,212)	$5,349

Basic earnings (loss) per common share	$(5.63)	$(0.36)	$0.31
Diluted earnings (loss) per common share	$(5.63)	$(0.36)	$0.31
Basic weighted average shares outstanding	17,213	17,211	17,198
Diluted weighted average shares outstanding	17,213	17,211	17,268
Ending book value per share	$8.53	$14.16	$16.76
Ending tangible book value per share	$6.60	$7.42	$8.20
Ending shares outstanding	17,213	17,211	17,196

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income (Loss):

	For the nine months ended:
	9/30/2008	9/30/2007
INTEREST INCOME
Interest and fees on loans	$90,717	$95,532
Interest on securities	2,494	2,120
Other interest income	256	315

TOTAL INTEREST INCOME	93,467	97,967

INTEREST EXPENSE
Interest on deposits	26,244	29,808
Interest on borrowings	8,391	6,934

TOTAL INTEREST EXPENSE	34,635	36,742

NET INTEREST INCOME	58,832	61,225
Loan loss provision	56,850	2,736

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	1,982	58,489

NON-INTEREST INCOME
Fees and service charges on deposits	8,299	6,476
Fees on mortgage loan sales	3,183	2,286
Other	3,111	2,780

TOTAL NON-INTEREST INCOME	14,593	11,542

NON-INTEREST EXPENSE
Salaries and employee benefits	30,838	30,834
Equipment expense	6,019	4,733
Occupancy expense, net	5,442	4,105
Impairment of goodwill	109,000	—
Amortization of intangible assets	2,612	2,417
State business and occupation tax	858	962
Foreclosed real estate and other foreclosed assets expense	366	167
Other	11,177	8,553

TOTAL NON-INTEREST EXPENSE	166,312	51,771

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(149,737)	18,260
PROVISION (BENEFIT) FOR INCOME TAX	(15,073)	6,185

NET INCOME (LOSS)	$(134,664)	$12,075

Basic earnings (loss) per common share	$(7.82)	$0.79
Diluted earnings (loss) per common share	$(7.82)	$0.78
Basic weighted average shares outstanding	17,210	15,284
Diluted weighted average shares outstanding	17,210	15,387
Ending book value per share	$8.53	$16.76
Ending tangible book value per share	$6.60	$8.20
Ending shares outstanding	17,213	17,196

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007
ASSETS
Cash and due from banks	$55,300	$50,469	$46,591	$50,818
Overnight interest bearing deposits with other banks	11,581	8,031	498	1,485

Cash and cash equivalents	66,881	58,500	47,089	52,303
Securities, available-for-sale at fair value	66,905	70,245	66,985	70,674
Loans, net of allowance for loan losses	1,685,006	1,734,318	1,738,838	1,700,895
Loans, held for sale	9,255	14,134	11,105	10,624
Accrued interest receivable	10,271	10,080	11,766	13,927
FHLB stock	10,010	8,790	7,801	7,801
Premises and equipment, net	44,578	45,802	47,426	45,182
Foreclosed real estate and other foreclosed assets	7,362	2,962	1,230	298
Bank owned life insurance	29,930	29,660	29,104	28,829
Goodwill	18,852	100,852	127,852	129,155
Intangible assets	14,330	15,194	16,942	18,005
Other assets	27,747	18,965	14,107	5,784

TOTAL ASSETS	$1,991,127	$2,109,502	$2,120,245	$2,083,477

LIABILITIES
Non-interest bearing demand deposits	$325,465	$321,102	$342,701	$362,387
Interest bearing deposits:
NOW, savings accounts and MMDA	577,804	655,138	678,314	698,887
Time, $100,000 and over	390,103	425,200	288,204	307,326
Other time	292,501	207,350	220,208	228,612

TOTAL DEPOSITS	1,585,873	1,608,790	1,529,427	1,597,212
FHLB advances	189,356	190,623	208,052	109,516
Other borrowings	3,535	599	36,611	21,671
Junior subordinated debt	41,239	41,239	41,239	41,239
Accrued interest payable	6,535	6,147	5,339	5,937
Other liabilities	17,830	18,315	15,590	19,749

TOTAL LIABILITIES	1,844,368	1,865,713	1,836,258	1,795,324
STOCKHOLDERS’ EQUITY
Common stock, no par	253,460	253,388	253,150	253,266
Retained earnings (loss)	(106,068)	(9,173)	30,709	34,934
Accumulated other comprehensive income (loss), net of tax	(633)	(426)	128	(47)

TOTAL STOCKHOLDERS’ EQUITY	146,759	243,789	283,987	288,153

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,991,127	$2,109,502	$2,120,245	$2,083,477

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	GAAP 9/30/2008	Non-GAAP (1) 9/30/2008	6/30/2008	9/30/2007
Financial Ratios, annualized:
Return on average assets	-18.48%	-2.84%	-1.18%	1.03%
Return on average equity	-159.24%	-24.48%	-9.91%	7.40%
Return on tangible average equity	-302.72%	-46.54%	-18.43%	15.26%
Efficiency ratio	431.10%	79.09%	74.64%	63.46%
Non-interest income to average assets	1.00%	1.00%	0.97%	0.86%
Non-interest expenses to average assets	19.32%	3.68%	3.66%	3.63%
Net interest margin to average earning assets (2)	3.89%	3.89%	4.19%	5.22%

	Nine Months Ended
	GAAP 9/30/2008	Non-GAAP (1) 9/30/2008	9/30/2007
Year to Date Financial Ratios, annualized:
Return on average assets	-8.54%	-1.63%	0.89%
Return on average equity	-69.19%	-13.19%	6.68%
Return on tangible average equity	-133.62%	-25.47%	12.42%
Efficiency ratio	222.95%	74.50%	67.82%
Non-interest income to average assets	0.93%	0.93%	0.85%
Non-interest expenses to average assets	10.55%	3.63%	3.81%
Net interest margin to average earning assets (2)	4.23%	4.23%	5.13%

(1)	Excludes goodwill impairment.

(2)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	9/30/2008	6/30/2008	12/31/2007	9/30/2007
Loan Portfolio:
Commercial real estate	$629,536	$604,246	$580,627	$580,641
Construction, land development and other land	431,817	497,467	523,913	486,899
Commercial and industrial	267,245	282,733	321,638	313,069
Residential real estate	192,809	176,045	153,043	139,348
Agricultural	169,154	167,125	157,196	168,849
Installment and other	33,816	41,296	31,455	36,743

Total loans	1,724,377	1,768,912	1,767,872	1,725,549
Allowance for loan losses	(36,573)	(31,768)	(25,258)	(21,023)
Deferred loan fees, net of deferred costs	(2,798)	(2,826)	(3,776)	(3,631)

Net loans	$1,685,006	$1,734,318	$1,738,838	$1,700,895

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$0	$0
Nonaccrual loans (1)	81,383	69,632	39,098	19,846

Total non-performing loans	$81,383	$69,632	$39,098	$19,846
Foreclosed real estate and other foreclosed assets	7,362	2,962	1,230	298

Total non-performing assets	$88,745	$72,594	$40,328	$20,144

Allowance for Credit Losses:
Allowance for loan losses	$36,573	$31,768	$25,258	$21,023
Reserve for unfunded commitments	968	1,172	1,374	1,402

Allowance for credit losses	$37,541	$32,940	$26,632	$22,425

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	4.72%	3.94%	2.21%	1.15%
Non-performing assets to total assets (1)	4.46%	3.44%	1.90%	0.97%
Allowance for loan loss to total gross loans	2.12%	1.80%	1.43%	1.22%
Allowance for credit losses to total gross loans	2.18%	1.86%	1.51%	1.30%
Allowance for credit losses to non-performing loans (1)	46.13%	47.31%	68.12%	113.00%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.2 million, $1.1 million, $922 thousand, and $1.1 million, respectively.

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007
Allowance for Loan Losses:
Balance, beginning of period	$31,768	$27,089	$21,830	$25,258	$15,136
Loan loss provision	27,650	16,400	1,231	56,850	2,736
Allowance related to acquired loans	—	—	—	—	7,529
Loans charged-off	(23,036)	(12,201)	(2,148)	(46,325)	(4,768)
Recoveries	191	480	110	790	390

Balance, end of period	$36,573	$31,768	$21,023	$36,573	$21,023

Reserve for Unfunded Commitments:
Balance, beginning of period	$1,172	$1,272	$1,383	$1,374	$881
Provision for unfunded commitments	(204)	(100)	19	(406)	264
Reserve related to acquired unfunded commitments	—	—	—	—	257

Balance, end of period	$968	$1,172	$1,402	$968	$1,402

Net charge-offs to average gross loans (1)	5.15%	2.63%	0.47%	3.42%	0.38%
Provision for loan losses to average gross loans (1)	6.23%	3.68%	0.29%	4.27%	0.24%

(1)	Ratios are annualized.

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended
	September 30, 2008			June 30, 2008			September 30, 2007
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,765,229	$28,149	6.34%	$1,791,902	$29,784	6.69%	$1,707,745	$36,378	8.45%
Taxable securities	48,739	608	4.96%	52,572	655	5.01%	46,506	609	5.20%
Non-taxable securities (2)	19,728	298	6.01%	20,517	313	6.14%	21,196	311	5.82%
FHLB Stock	9,671	35	1.44%	9,212	42	1.83%	7,801	12	0.61%
Overnight deposits with other banks and other	9,896	69	2.77%	7,603	51	2.70%	10,635	147	5.48%

Total interest earning assets	1,853,263	29,159	6.26%	1,881,806	30,845	6.59%	1,793,883	37,457	8.28%

Non-interest earning assets	232,148			229,959			260,876

Total assets	$2,085,411			$2,111,765			$2,054,759

Liabilities
Interest bearing demand deposits	$134,861	$175	0.52%	$137,774	$183	0.53%	$143,054	$313	0.87%
Savings and MMDA deposits	478,295	2,331	1.94%	530,890	2,508	1.90%	531,447	4,166	3.11%
Time deposits	646,773	6,056	3.73%	601,158	5,939	3.97%	529,283	6,575	4.93%

Total interest bearing deposits	1,259,929	8,562	2.70%	1,269,822	8,630	2.73%	1,203,784	11,054	3.64%

Overnight borrowings	76,570	508	2.64%	30,194	191	2.54%	23,455	328	5.55%
Junior subordinated debt	41,239	670	6.46%	41,239	655	6.39%	41,239	774	7.45%
Other borrowings	124,706	1,291	4.12%	169,998	1,745	4.13%	124,004	1,705	5.45%

Total interest bearing liabilities	1,502,444	11,031	2.92%	1,511,253	11,221	2.99%	1,392,482	13,861	3.95%

Non-interest bearing demand deposits	317,098			324,142			353,587
Other non-interest bearing liabilities	23,803			24,347			21,919

Total liabilities	1,843,345			1,859,742			1,767,988
Stockholders’ Equity	242,066			252,023			286,771

Total liabilities and stockholders’ equity	$2,085,411			$2,111,765			$2,054,759

Net interest income and spread		$18,128	3.34%		$19,624	3.60%		$23,596	4.33%

Net interest margin to average earning assets			3.89%			4.19%			5.22%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2008 Q3 Earnings

October 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Nine Months Ended September 30,
	2008			2007
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,778,661	$90,717	6.81%	$1,528,993	$95,532	8.35%
Taxable securities	51,045	1,910	5.00%	41,609	1,603	5.15%
Non-taxable securities (2)	19,389	884	6.09%	17,144	782	6.10%
FHLB Stock	9,525	97	1.36%	7,220	30	0.56%
Overnight deposits with other banks and other	6,730	159	3.16%	6,760	285	5.64%

Total interest earning assets	1,865,350	93,767	6.71%	1,601,726	98,232	8.20%

Non-interest earning assets	241,075			215,714

Total assets	$2,106,425			$1,817,440

Liabilities
Interest bearing demand deposits	$136,977	$547	0.53%	$126,273	$759	0.80%
Savings and MMDA deposits	518,336	7,793	2.01%	480,336	11,233	3.13%
Time deposits	590,836	17,904	4.05%	487,059	17,816	4.89%

Total interest bearing deposits	1,246,149	26,244	2.81%	1,093,668	29,808	3.64%

Overnight borrowings	64,109	1,521	3.17%	34,743	1,458	5.61%
Junior subordinated debt	41,239	2,061	6.68%	35,197	2,002	7.60%
Other borrowings	148,704	4,809	4.32%	85,325	3,474	5.44%

Total interest bearing liabilities	1,500,201	34,635	3.08%	1,248,933	36,742	3.93%

Non-interest bearing demand deposits	322,603			308,341
Other noninterest bearing liabilities	23,648			18,522

Total liabilities	1,846,452			1,575,796
Stockholders’ Equity	259,973			241,644

Total liabilities and stockholders’ equity	$2,106,425			$1,817,440

Net interest income and spread		$59,132	3.63%		$61,490	4.27%

Net interest margin to average earning assets			4.23%			5.13%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2008 Q3 Earnings

October 31, 2008

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

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